Listed Funds Trust

Certificate of Secretary

February 6, 2019

The undersigned, Kent P. Barnes, Secretary of Listed Funds Trust (the “Trust”), hereby certifies that set forth below is a copy of the resolutions adopted by the Board of Trustees by Written Consent In Lieu of Meeting in accordance with Article IV, Section 4.5 of the Bylaws of the Trust and the laws of the State of Delaware, on February 1, 2019:

RESOLVED, that Paul R. Fearday, Gregory C. Bakken, Kent P. Barnes and Michael D. Barolsky, each an officer of Listed Funds Trust (the “Trust”) be, and each hereby is, authorized to sign, as necessary and pursuant to a power of attorney, on behalf of any other officer of the Trust who may be required to sign, on behalf of the Trust or otherwise, the Trust’s registration statements on Forms N-1A and N-14, and any and all amendments thereto, filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

By: /s/ Kent P. Barnes Kent P. Barnes Secretary